                                            Exhibit 99.1

Lexmark announces director retirements

LEXINGTON, Ky., Feb. 22, 2007 -- Lexmark International, Inc. (NYSE: LXK) today announced that both B. Charles “Chuck” Ames and Martin D. “Skip” Walker are retiring from the company’s Board of Directors. As a result, Mr. Walker will not be standing for re-election to the board in April. Both departures will be effective immediately prior to the April 26 annual meeting of stockholders.

Mr. Ames, 81, a principal of Clayton, Dubilier & Rice, Inc., has been a director of the company since
March 1991. Mr. Ames was previously chairman and chief executive officer of Reliance Electric Company,
The Uniroyal Goodrich Tire Company and Acme Cleveland Corporation.

Mr. Walker, 74, has been a director of the company since February 1997. Mr. Walker is retired from the
M.A. Hanna Company, where he had served as chairman and chief executive officer.

“Lexmark and its shareholders owe a debt of gratitude to Chuck Ames and Skip Walker for their long-time commitment to the best interests of the company and for the wise counsel they have offered. Chuck has been associated with Lexmark since our inception as a company and Skip has been a valued member of our board for a decade. Their insights will be missed,” said Paul J. Curlander, Lexmark chairman and chief executive officer.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive.
In 2006, Lexmark reported $5.1 billion in revenue. Learn how Lexmark can help you get more done at
www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S.
and/or other countries. All other trademarks are the property of their respective owners.